                     EXHIBIT 99.1

For Immediate Release

APTEVO THERAPEUTICS REPORTS 2021 FINANCIAL RESULTS AND

PROVIDES BUSINESS UPDATE

SEATTLE, WA – March 24, 2022 – Aptevo Therapeutics Inc. (Nasdaq: APVO), a clinical-stage biotechnology company focused on developing novel immuno-oncology therapeutics based on its proprietary ADAPTIR™ and ADAPTIR-FLEX™ platform technologies, today reported its financial results for the year ended December 31, 2021 and provided 2021 business highlights.

“2021 was an eventful year for Aptevo Therapeutics.  A year of progress against a backdrop of macro challenges at both the industry and global levels.  Among our achievements was completing and announcing positive results for our Phase 1b dose escalation trial for lead drug candidate APVO436 in the treatment of acute myeloid leukemia, or AML, and myelodysplastic syndrome, or MDS.  Those results showed a positive safety and tolerability profile and encouraging signs of clinical activity.  More specifically, of 40 evaluable patients, promising clinical activity was observed in 11 of 40 or 27.5%, including two complete remissions among AML patients and three complete marrow responses among MDS patients,” said Marvin L. White, President and Chief Executive Officer.

Mr. White continued, “Also, on the APVO436 front, we initiated the second part of that trial -- a dose expansion phase -- structured as a multi-center, multi cohort study that will evaluate up to 90 adult AML patients in both monotherapy and in combination with standard of care chemotherapies.  Most exciting, we announced a complete remission in the fourth quarter and have since shared that this patient is proceeding to transplant.  Our pipeline also continues to progress, as we plan to file an Investigational New Drug Application (IND) for ALG.APV-527 for the treatment of solid tumors, later this year.  We are excited about the opportunity to expand our clinical programs and view our progress as continued validation of our technology platforms.”

“From a financial perspective we have sufficient cash for at least the next 12 months.  Importantly, completion of enrollment of the APVO436 expansion trial and initiation of the ALG.APV-527 clinical program are expected inside this cash window,” he concluded.

2021 Highlights

•	Announced results from the Phase 1b dose escalation trial evaluating lead drug candidate, APVO436, for the treatment of AML and MDS. Results showed:
o	APVO436 exhibited a favorable safety profile with acceptable tolerability and generally manageable drug-related adverse events.
o

Promising clinical activity was observed in 11 of 40 patients (27.5%) evaluable for efficacy.  This included two complete remissions in patients with AML and three complete marrow responses in patients with MDS.

•

Initiated the dose expansion part of the APVO436 Phase 1b trial, evaluating adult patients with acute myeloid leukemia (AML) in a multi-center, multi-cohort study of up to 90 patients who will receive APVO436 in combination and monotherapy.

•

Published three articles in two peer-reviewed publications, Cancers and Frontiers in Medicine, discussing APVO436 data.  Results were also presented at the American Society of Hematology annual meeting in November 2021.

•

Announced that a high-risk AML patient treated with a combination of chemotherapy plus APVO436 achieved a complete remission after one cycle of therapy. The chemotherapy regimen included the standard leukemia drugs Mitoxantrone, Etoposide, and Cytarabine. The patient tolerated treatment without evidence of overt toxicity.

o	More recently, Aptevo reported that this patient will proceed to transplant.
•	Solidified plans with Alligator Bioscience to submit an IND for ALG.APV-527 in the second half of 2022 to evaluate the compound for the treatment of multiple solid tumor types.
o

Aptevo will investigate the initial differentiating benefits of ALG.APV-527 to induce stronger and more tumor-directed T cell activity with the potential for improved safety and efficacy than existing 4-1BB monoclonal antibody treatments.

•

Received $35 million from our sale of the right to royalty payments made by Pfizer Inc. ("Pfizer") with respect to net sales of RUXIENCE® to an entity managed by HealthCare Royalty Management, LLC ("HCR").

•

Earned a $10 million milestone payment related to 2021 sales of RUXIENCE under the terms of its royalty purchase agreement with HCR. Received the proceeds from the milestone payment in March 2022, which will be used to pay down our MidCap Financial term loan to $5 million, further strengthening the company’s balance sheet.

2021 Summary Financial Results

Cash Position: Aptevo had cash and cash equivalents as of December 31, 2021 totaling $46.3 million, including restricted cash of $1.3 million. The restricted cash is expected to be released over the next twelve months.

Royalty Revenue: Royalty revenue increased by $8.0 million from $4.3 million for the year ended December 31, 2020 to $12.3 million for the year ended December 31, 2021. The increase is related to royalty revenue from Pfizer on global net sales of RUXIENCE®, a biosimilar to the drug RITUXAN®, launched by Pfizer in early 2020. Due to our continuing involvement under the Definitive Agreement originally between Trubion and Wyeth, we continue to recognize royalty revenue on net sales of RUXIENCE and record the royalty payments to HCR as a reduction of the liability when paid. As such payments are made to HCR, the balance of the liability will be effectively repaid over the life of the Royalty Purchase Agreement.  RUXIENCE® is a trademark of Pfizer; RITUXAN® is a trademark of Biogen.

Research and Development Expenses: Research and development expenses increased by $1.1 million, to $19.0 million for the year ended December 31, 2021 from $17.9 million for the year ended December 31, 2020. The increase is due to higher spending on consulting services for our APVO436 clinical trial as we continue to advance that trial and increased spending on analytical analysis for our preclinical programs, including ALG.APV-527, APVO603, and APVO442. Further, we have now started dosing in our Phase 1b expansion program for our APVO436 clinical trial.

General and Administrative Expenses: For the year ended December 31, 2021, general and administrative expenses increased by $0.7 million, or 5%, to $14.7 million from $14.0 million for the year ended December 31, 2020. This increase was primarily due to higher costs related to responding to stockholder activism matters and higher employee costs.

Other Expense: Other expense consists primarily of costs related to debt extinguishment, accrued exit fees on debt, non-cash interest on financing agreements, and interest on debt. Other expense, net was $8.0 million for the year ended December 31, 2021 and $3.4 million for the year ended December 31, 2020. This increase is primarily due to interest expense and accrued exit fees for the MidCap Credit Agreement, as well as non-cash interest expense for the Royalty Purchase Agreement.

Discontinued Operations: Income from discontinued operations was $1.0 million for the year ended December 31, 2021 and $13.2 million for the year ended December 31, 2020. For the year ended December 31, 2021, we collected $0.5 million related to the sale of hyperimmune business to Saol as a result of the collection of certain accounts receivable and deferred payment of $0.5 million received from Medexus related to IXINITY sales. For the year ended December 31, 2020, we recognized net income from discontinued operations totaling $13.2 million. This included the gain on the sale of Aptevo BioTherapeutics of $14.3 million, net operating losses from Aptevo BioTherapeutics of $1.6 million related to the period prior to the sale on February 28, 2020, and $0.4 million deferred payment from Medexus related to IXINITY sales.

Net Loss: Aptevo’s net loss for the year ended December 31, 2021 was $28.5 million or $6.07 per share, compared to a net loss of $17.8 million or $5.23 per share for the corresponding period in 2020.

Aptevo Therapeutics Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$45,044	$39,979
Restricted cash	1,259	2,555
Royalty receivable	3,664	2,369
Prepaid expenses	1,823	2,228
Other current assets	780	133
Total current assets	52,570	47,264
Property and equipment, net	2,379	2,815
Operating lease right-of-use asset	1,584	2,722
Other assets	68	746
Total assets	$56,601	$53,547
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$3,462	$5,583
Accrued compensation	2,077	2,757
Liability related to the sale of future royalties, net - short-term	15,465	-
Current portion of long-term debt	11,667	5,000
Other current liabilities	2,086	1,199
Total current liabilities	34,757	14,539
Liability related to the sale of future royalties, net - long-term	15,580	-
Loan payable - long term	3,707	20,054
Operating lease liability	1,341	2,360
Total liabilities	55,385	36,953

Stockholders' equity:
Preferred stock: $0.001 par value; 15,000,000 shares authorized, zero shares issued or outstanding	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized; 4,898,143 and 4,410,909 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	47	46
Additional paid-in capital	215,232	202,154
Accumulated deficit	(214,063)	(185,606)
Total stockholders' equity	1,216	16,594
Total liabilities and stockholders' equity	$56,601	$53,547

Aptevo Therapeutics Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	For the Year Ended December 31,
	2021	2020
Royalty revenue	12,292	4,309
Operating expenses:
Research and development	(18,994)	(17,852)
General and administrative	(14,698)	(13,951)
Loss from operations	(21,400)	(27,494)
Other expenses:
Other expense from continuing operations, net	(8,008)	(1,325)
Loss on extinguishment of debt	—	(2,104)
Net loss from continuing operations	(29,408)	(30,923)
Discontinued operations:
Income from discontinued operations	951	13,173
Net loss	$(28,457)	$(17,750)

Net loss from continuing operations per share	$(6.27)	$(9.12)
Net income from discontinued operations per share	$0.20	$3.88
Basic and diluted net loss per basic share	$(6.07)	$(5.23)
Weighted-average shares used to compute per share calculations	4,687,952	3,390,919

About Aptevo Therapeutics Inc.

Aptevo Therapeutics Inc. is a clinical-stage biotechnology company focused on developing novel immunotherapies for the treatment of cancer. Aptevo is seeking to improve treatment outcomes of cancer patients. For more information, please visit www.aptevotherapeutics.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, without limitation, Aptevo’s expectations about the activity, efficacy and safety of its therapeutic candidates and potential use of any such candidates as therapeutics for treatment of disease, its expectations regarding the effectiveness of its ADAPTIR and ADAPTIR-FLEX platforms, whether APVO436 treatments can improve the quality of remission in high-risk AML patients, whether APVO436 helps AML patients achieve complete remissions without transplant, whether Aptevo’s strategy will translate into an improved overall survival in AML, whether Pfizer can continue to generate RUXIENCE revenue for Aptevo to fully earn 2022 and 2023 milestones, statements relating to Aptevo’s cash position, statements relating to Aptevo’s clinical programs, statements relating to Aptevo’s plans to file INDs, and any other statements containing the words “may,” “believes,” “expects,” “anticipates,” “hopes,” “intends,” “optimism,” “potential,” “designed,” “engineered,” “breakthrough,” “innovative,” “innovation,” “promising,” “plans,” “forecasts,” “estimates,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on Aptevo’s current intentions, beliefs, and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo’s expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement.

There are several important factors that could cause Aptevo’s actual results to differ materially from those indicated by such forward-looking statements, including a deterioration in Aptevo’s business or prospects; adverse developments in the U.S. or global capital markets, credit markets or economies generally; and changes in regulatory, social, and political conditions. For instance, actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties inherent in the results of pre-clinical studies being predictive of the results of later-stage clinical trials, the availability and timing of data from ongoing clinical trials, the trial design includes combination therapies that may make it difficult to accurately ascertain the benefits of APVO436, expectations for the timing and steps required in the regulatory review process, including our ability to obtain regulatory clearance to commence clinical trials, expectations for regulatory approvals, the impact of competitive products, our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of Aptevo’s product candidates, business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises such as the coronavirus (referred to as COVID-19), and geopolitical risks, including the current war between Russia and Ukraine. These risks are not exhaustive, Aptevo faces known and unknown risks. Additional risks and factors that may affect results are set forth in Aptevo’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and its subsequent reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Aptevo’s expectations in any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not assume any obligation to update any forward-looking statement to reflect new information, events, or circumstances.

CONTACT:
Miriam Weber Miller

Aptevo Therapeutics

Email: IR@apvo.com or Millerm@apvo.com

Phone: 206-859-6628